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 CUSIP NO. 008318 10 7                 13G                PAGE 41 OF 41 PAGES
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                                   EXHIBIT 99
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                      DESCRIPTION OF CERTAIN RELATIONSHIPS

          Aurora Equity Partners L.P. is a Delaware limited partnership ("AEP"). The general partner of AEP is Aurora Capital Partners L.P., a Delaware limited partnership ("ACP"). The general partner of ACP is Aurora Advisors, Inc., a Delaware corporation ("AAI"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AAI, are limited partners of ACP and may be deemed to beneficially share ownership of the common stock, par value $.01 per share (the "Common Stock"), of Aftermarket Technology Corp. (the "Issuer") beneficially owned by AEP. Aurora Overseas Equity Partners I, L.P. is a Cayman Islands exempted limited partnership ("AOEP"). The general partner of AOEP is Aurora Overseas Capital Partners L.P., a Cayman Islands exempted limited partnership ("AOCP"). The general partner of AOCP is Aurora Overseas Advisors, Ltd., a Cayman Islands exempted company ("AOAL"). Messrs. Crowell, Roeder and Parsky are the sole stockholders and directors of AOAL, are limited partners of AOCP and may be deemed to beneficially share ownership of the Common Stock of the Issuer beneficially owned by AOEP. AEP and AOEP are hereinafter referred to as the "Aurora Partnerships."

          Certain stockholders of the Issuer have granted to the Aurora Partnerships an irrevocable proxy pursuant to which the Aurora Partnerships can vote the shares subject to the proxy in such manner as the Aurora Partnerships shall determine in their respective sole and absolute discretion. Each proxy terminates upon the transfer of the subject shares.

          With limited exceptions, the Trustees of the General Electric Pension Trust ("GEPT") have irrevocably agreed to vote all shares held by the GEPT in such manner as the Aurora Partnerships shall determine, to such extent as its fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") shall allow. This provision terminates upon the transfer of such shares. General Electric Investment Corporation ("GEIC") acts as investment adviser to GEPT and thus shares in GEPT's voting and dispositive power. General Electric Company ("GE") reports whenever GEIC, its wholly owned subsidiary, reports, although it disclaims beneficial ownership of any and all shares beneficially owned by GEIC. GEPT, GEIC and GE are hereinafter referred to as the "GE Entities."

          In light of the relationships shown herein, each of the Aurora Partnerships, their respective control persons and the GE Entities hereby agree to file this Amendment No. 1 to the Schedule 13G filed on behalf of each of such persons on February 14, 1997.